 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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SPARTAN MOTORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page - www.spartanmotors.com

April 13, 2017

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Spartan Motors, Inc. on Wednesday, May 24, 2017, at 10:00 a.m. Eastern Daylight Time. The meeting will be held by means of remote communication only via the Internet at www.virtualshareholdermeeting.com/SPAR17.

At the annual meeting, we will vote on a number of important matters, as listed in the enclosed Notice of Annual Meeting of Shareholders and as described in detail in the enclosed Proxy Statement. In addition, you will hear a report on Spartan Motors' business activities. On the following pages, you will find the Notice of Annual Meeting of Shareholders and the Proxy Statement. We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the Annual Meeting.

It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Whether or not you plan to attend the virtual annual meeting, please sign, date, and return the enclosed proxy card as soon as possible or vote by Internet following the instructions on the proxy card. Sending a proxy card or voting by Internet prior to the meeting will not affect your right to vote if you attend the virtual meeting.

Sincerely, Daryl M. Adams President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page - www.spartanmotors.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the 2017 annual meeting of shareholders of Spartan Motors, Inc. The meeting will be held on Wednesday, May 24, 2017, at 10:00 a.m., Eastern Daylight Time, by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SPAR17. At the meeting, you will be invited to:

(1)	vote on the election of two directors, one to a three-year term expiring in 2020 and one to a one-year term expiring in 2018;

(2)	vote on an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock;

(3)	vote on the ratification of the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year;

(4)	participate in an advisory vote to approve the compensation of our executives;

(5)	participate in an advisory vote to decide how frequently our shareholders will participate in an advisory vote to approve the compensation of our executives; and

(6)	transact such other business as may properly come before the annual meeting.

You may vote at the meeting only if you were a shareholder of record of Spartan Motors common stock at the close of business on March 27, 2017. Please note that this year's annual meeting will be held via the Internet only.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 24, 2017: Our Proxy Statement, proxy card and Annual Report to Shareholders\Form 10-K are available on the Internet at www.proxyvote.com. You may also contact John Bober at (517) 543-6400 or John.Bober@SpartanMotors.com to request these materials.

Sincerely,
Charlotte, Michigan April 13, 2017
Thomas T. Kivell Secretary

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

SPARTAN MOTORS, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 24, 2017

PROXY STATEMENT

Introduction

Use of Terms

In this Proxy Statement, "we," "us," "our," the "Company," "Spartan Motors," and "Spartan" refer to Spartan Motors, Inc., and "you" and "your" refer to shareholders of Spartan Motors.

Time and Place of Annual Meeting

You are cordially invited to attend the 2017 annual meeting of shareholders of Spartan Motors, Inc. The annual meeting will be held on Wednesday, May 24, 2017, at 10:00 a.m., Eastern Daylight Time, by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SPAR17. If you need help accessing the annual meeting, please contact Maryjane Shance at (517) 543-6400 or at MJShance@SpartanMotors.com.

How to Participate in the Electronic Meeting

In order to participate in this year's annual meeting of shareholders and submit your questions during the meeting, please log on to www.virtualshareholdermeeting.com/SPAR17. You will need to enter the 11-digit control number shown on your proxy card.

Solicitation of Proxies

This Proxy Statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by Spartan Motors' Board of Directors for use at the annual meeting, and any adjournment of the meeting.

Availability Date

This Proxy Statement and the proxy card are being given or made available (via the internet) on and after April 13, 2017 to Spartan Motors' shareholders as of the record date.

Purposes of the Meeting

The purposes of the annual meeting are to:

(1)	vote on the election of two directors, one to a three-year term expiring in 2020 and one to a one-year term expiring in 2018;

(2)	vote on an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock;

(3)	vote on the ratification of the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year;

(4)	participate in an advisory vote to approve the compensation of our executives;

(5)	participate in an advisory vote to decide how frequently our shareholders will participate in an advisory vote to approve the compensation of our executives; and

(6)	transact such other business as may properly come before the annual meeting.

We do not know of any other matters to be presented for consideration at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote on those matters in accordance with their judgment.

Record Date

You may vote at the meeting if you were a shareholder of record of Spartan Motors common stock on March 27, 2017. Each such shareholder is entitled to one vote per share on each matter presented for a shareholder vote at the meeting.

As of March 27, 2017, there were 34,367,241 shares of Spartan Motors common stock outstanding.

How to Vote Your Shares

By Mail: If you are a shareholder of record, that is, your common stock is registered directly in your name with the transfer agent, American Stock Transfer & Trust Co., you may vote by returning the enclosed proxy card. If you properly complete and sign the enclosed proxy card and return it so that we receive it before the meeting, the shares of Spartan Motors common stock represented by your proxy will be voted at the annual meeting and any adjournment of the annual meeting, as long as you do not revoke the proxy before or at the meeting.

By Internet Before the Annual Meeting: If voting by Internet before the annual meeting, go to the website printed on the proxy card or www.proxyvote.com and enter the control number printed on the proxy card. Your control number is the 11-digit number located beneath the Company name and account number on the upper right side of your proxy material. Proceed to follow the instructions provided.

By Internet During the Annual Meeting: Use your computer to access the website printed on the proxy card or www.virtualshareholdermeeting.com/SPAR17 and follow the instructions to vote during the meeting.

Regardless of how you vote, if you specify a choice, your shares will be voted as specified. If you do not specify a choice on your signed, returned proxy, your shares will be voted: (1) for the election of all nominees for director named in this Proxy Statement, (2) for the approval of the proposed amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock, (3) for the ratification of the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year, (4) for the approval of the compensation of our executives, (5) for the approval of our Board's recommendation to hold a shareholder advisory vote for the approval of our executive compensation every year, and (6) with respect to any other matters that may come before the meeting or any adjournment of the meeting, in accordance with the discretion of the persons named as proxies on the proxy card.

"Street Name" Shareholders

If you hold your shares in "street name," that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker," your broker must vote your shares if you provide it with proper and timely voting instructions. Please check the voting forms and instructions provided by your broker or its agent.

How to Revoke Your Proxy

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by doing any of the following four things:

●	by delivering written notice of revocation to Spartan Motors' Corporate Secretary, 1541 Reynolds Road, Charlotte, Michigan 48813;

●	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;

●	by casting a subsequent vote via Internet; or

●	by attending the virtual meeting and voting.

Your last vote properly received before the polls are closed at the meeting is the vote that will be counted. Please note that attending the meeting will not by itself revoke your proxy.

If you are a street name holder and have instructed your broker to vote your shares, you must follow directions from your broker to change your vote.

Quorum

In order for business to be conducted at the meeting, a quorum must be present. The presence in person or by properly executed proxy of the holders of at least a majority of all of the issued and outstanding shares of Spartan Motors common stock entitled to vote is necessary for a quorum at the meeting. For purposes of determining whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and broker non-votes.

Adjournment

The shareholders present at the meeting, in person or represented by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. If there is not a quorum at the meeting, we expect to adjourn the meeting to solicit additional proxies.

Required Votes

Election of Directors. Under Michigan law and our bylaws, directors are elected by a plurality of the shares voting. This means that the nominees who receive the most votes will be elected to the open director positions. However, pursuant to our Corporate Governance Principles, because this is an uncontested election of directors (i.e., the number of persons nominated for election is equal to the number of directors to be elected), any nominee for director who receives a greater number of votes "withheld" for his or her election than votes "for" such election is required to promptly tender his or her offer of resignation to the Chairman of the Board. The Governance Committee will promptly consider the resignation offer and recommend to the Board whether to accept or reject it. The Board will then make a final decision not later than 90 days following the date of the shareholder meeting at which the election occurred. In counting votes on the election of directors, abstentions, broker non-votes, and other shares not voted will be counted as not voted and therefore will not affect the outcome of the election.

Amendment to Articles of Incorporation. The proposal to amend our Articles of Incorporation will be approved only upon an affirmative vote of a majority of the outstanding shares. For the purpose of counting votes on this proposal, abstentions, broker non-votes, and other shares not voted will have the same effect as a vote against the proposal.

Advisory Vote on Executive Compensation. The proposal to approve the compensation of our executives, as described in this Proxy Statement, is an advisory vote only. The Company will disclose the results of this vote, but is not required to take action based upon the outcome of this vote. However, the Human Resources and Compensation Committee of the Board intends to consider the outcome of the vote when considering future executive compensation arrangements.

Advisory Vote on Frequency of Shareholder Consideration of Executive Compensation. The proposal to determine how frequently our shareholders will be given the opportunity to participate in an advisory vote to approve our executive compensation is an advisory vote only. After the meeting, the Company will disclose both the results of this vote and the Board's decision regarding how frequently the executive compensation advisory vote will take place in the future. However, in making such decision, the Board is not required to abide by the outcome of the shareholder advisory vote. However, the Board of Directors intends to consider the decision made by our shareholders on this matter when determining the frequency of future advisory votes on executive compensation.

Ratification of Independent Auditors. The proposal to ratify the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

We do not know of any other matters to be presented for shareholder action at the annual meeting.

Broker Non-Votes. A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken. It is important that you instruct your broker how to vote shares held by you in street name using the vote instruction form provided by your broker. Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the information provided to you by your broker.

Proposal: Election of Directors

Nominees for Election

The Board of Directors proposes that the following individual be elected as a director of Spartan Motors for a three-year term expiring at the annual meeting of shareholders to be held in 2020:

Andrew M. Rooke

In addition, the Board of Directors proposes that the following individual be elected as a director of Spartan Motors for a one-year term expiring at the annual meeting of shareholders to be held in 2018:

Richard R. Current

Each nominee is presently a director of Spartan Motors whose term will expire at the annual meeting. Mr. Current and Mr. Rooke have been directors since 2008 and 2012, respectively. Biographical information concerning the nominees appears below under the heading "Spartan Motors' Board of Directors and Executive Officers," beginning on page .

The persons named as proxies in the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors of Spartan Motors. However, if any or all of the nominees become unable to serve or otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may or may not select a substitute nominee or nominees. If a substitute nominee or nominees is or are selected, the shares represented by your proxy card will be voted for the election of the substitute nominee(s), unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominee(s). Proxies will not be voted for more than two nominees.

Your Board of Directors recommends that you vote FOR the election of each nominee.

Ownership of Spartan Motors Stock

Five Percent Shareholders

The following table sets forth information as to each person or other entity (including any group) known to Spartan Motors to have been the beneficial owner of more than 5% of Spartan Motors' outstanding shares of common stock as of March 27, 2017:

Name and Address of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class

Dimensional Fund Advisors LP (1) Palisades West, Building One 6300 Bee Cave RoadAustin, Texas 78746	2,710,052	2,812,248	--	2,812,248	8.18%
The Killen Group, Inc. (2) 1189 Lancaster Ave. Berwyn, Pennsylvania 19312	2,258,509	2,550,244	--	2,550,244	7.42%
Black Rock, Inc. (3) 55 East 52nd Street New York, NY 10055	2,207,430	2,252,377	--	2,252,377	6.55%
The Rayburn Group (4) 1526 Ute Blvd., Suite 209, Room 6 Park City, Utah 84068	1,930,000	1,930,000	--	1,930,000	5.62%
Royce & Associates, LLC (5) 745 Fifth Avenue New York, NY 10151	1,789,438	1,789,438	--	1,789,438	5.21%

(1)	Based on information regarding the reporting person's beneficial ownership as of December 31, 2016, as set forth in an amendment to Schedule 13G filed with the SEC on February 9, 2017.
(2)	Based on information regarding the reporting person's beneficial ownership as of December 31, 2015, as set forth in an amendment to Schedule 13G filed with the SEC on February 10, 2016.
(3)	Based on information regarding the reporting person’s beneficial ownership as of December 31, 2016, as set forth in a Schedule 13G filed with the SEC on January 30, 2017.
(4)

Based on information regarding the reporting person's beneficial ownership as of December 4, 2015, as set forth in a Schedule 13G filed with the SEC on December 14, 2015. The reporting person also discloses an additional 70,000 shares (in addition to those disclosed in the table above) owned by Alexander C. McAree, the portfolio manager for the reporting person.

(5)	Based on information regarding the reporting person's beneficial ownership as of December 31, 2016, as set forth in an amendment to Schedule 13G filed with the SEC on January 18, 2017.

Security Ownership of Management

The following table sets forth the number of shares of common stock that each of Spartan Motors' directors and nominees for director, each of the named executive officers (as that term is defined in the Summary Compensation Table below), and all directors and executive officers (including all named persons) as a group beneficially owned as of March 27, 2017:

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)		Total Beneficial Ownership(2)(3)	Percent of Class
Hugh W. Sloan, Jr.	131,429	-		131,429	*
Richard R. Current	75,000	-		75,000	*
Ronald Harbour	59,212	-		59,212	*
Richard F. Dauch	64,852	-		64,852	*
Andrew M. Rooke	35,917	-		35,917	*
James C. Orchard	19,917	-		19,917	*
James A. Sharman	11,917	-		11,917	*
Daryl M. Adams	344,497	-		344,497	1.00%
Frederick J. Sohm	118,550	-		118,550	*
John A. Forbes	77,190	2,000		79,190	*
Thomas C. Schultz	84,343	-	-	84,343	*
John W. Slawson	99,142	-		99,142	*
All directors and executive officers as a group (15 persons) (4)	1,275,648	2,000		1,277,648	3.72%

*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)	These numbers include restricted shares, which are detailed in the tables on pages and 28, for the officers and the directors, respectively.

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(4)	These numbers include shares owned by each person named in the table as well as our executive officers not included in the table (Steve Guillaume, Thomas Kivell, and Arthur Ickes).

Spartan Motors' Board members and executives are expected, but not required, to attain ownership of stock, within five years of being named to their position, at least equal to the minimum expectations as follows: Outside Directors – five times annual retainer; CEO – four times annual salary; all other named executive officers – two times annual salary. Shares owned directly by Board members or executives, shares owned through a 401(k) plan or individual retirement account, unvested restricted shares and shares previously owned by executives but placed in irrevocable trusts for family members are counted toward these ownership expectations. Unexercised options or stock appreciation rights are not counted toward the ownership expectations.

Spartan Motors' Board of Directors and Executive Officers

Spartan Motors' Board of Directors currently consists of eight directors; however, as described below, one director is retiring from the Board as of the 2017 annual meeting. The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a successive three-year term.

Biographical information concerning Spartan Motors' directors (including the persons who are nominated for election to the Board of Directors) and the named executive officers is presented below.

Nominee for Election as Director with Term Expiring in 2020

Andrew M. Rooke (age 59) was appointed to the Board of Directors in February of 2012. Mr. Rooke currently serves as President and Chief Operating Officer of Manitex International, Inc., a manufacturer of engineered lifting equipment, a position he has held since 2007. From 2002 until 2006, Mr. Rooke served as Vice President of Finance for GKN Sinter Metals, a Tier 1 supplier of components to the auto industry, and, from 1999 until 2002, as Finance Director of various GKN off highway and auto components divisions. Mr. Rooke holds a Bachelor of Arts degree in Economics from the University of York, England, and is a Chartered Accountant. Mr. Rooke's experience and knowledge in finance, international business, manufacturing, and the automotive industry allow him to provide valuable insight and experience to the Board.

Nominee for Election as Director with Term Expiring in 2018

Richard R. Current (age 72) has been a Director since 2008. From November 1999 to December 2010, Mr. Current, a CPA, served as Vice President and Chief Financial Officer of Neogen Corporation. Prior to joining Neogen, Mr. Current served as Executive Vice President and Chief Financial Officer of Integral Vision, Inc. from 1994 to 1999 and as Vice President and Chief Financial Officer of The Shane Group, Inc., a privately held company, from 1991 to 1994. Prior to this, Mr. Current practiced with the public accounting firm Ernst & Young LLP for 24 years. He served as Managing Partner from 1986 to 1991 at its Lansing, Michigan office. Mr. Current's 19 years of experience as a Chief Financial Officer of two separate public companies and one private company, in addition to his 24 years as an auditor and experience on several boards of directors, allows him to provide valuable insight and expertise to the Board. This is particularly true with respect to the Board's oversight of financial reporting, internal controls, and similar issues. Mr. Current currently serves as the Chairman of the Audit Committee of the Board.

Directors with Terms Expiring in 2019

Ronald Harbour (age 60) has been a Director since 2009. Mr. Harbour serves as Senior Partner – Global Automotive Manufacturing for Oliver Wyman, a global management consulting firm. He was the President of Harbour Consulting prior to its acquisition by Oliver Wyman in 2007. Mr. Harbour also serves on the Board of Directors of two privately held automotive companies: Electronics Remanufacturing Company, an automotive components remanufacturer; and Light Guide Systems, a producer of quality assurance process equipment. In addition, Mr. Harbour serves on the Board of Lincoln Educational, a public company providing schooling for automotive repair skills. Over his 30-plus years of experience as a management consultant, Mr. Harbour has gained a deep and broad knowledge of the automotive industry and particular expertise in the various unique management and operational issues facing participants in the industry. Mr. Harbour currently serves as the Chairman of the Human Resources and Compensation Committee of the Board.

Richard F. Dauch (age 56) has been a Director since 2010. In 2011, Mr. Dauch became President and CEO of Accuride Corporation, a manufacturer and supplier of commercial vehicle components. Prior to that, Mr. Dauch served as President and CEO of global mechanical fastener supplier, Acument Global Technologies, Inc. He held prior leadership roles during a 13-year career at American Axle & Manufacturing, a global supplier of driveline, drive train and chassis systems, as well as at United Technologies Carrier Corporation, after concluding an 11-year career in the United States Army. Mr. Dauch is a member of the board of directors of Accuride Corporation, an SEC registrant and is a member of the Heavy Duty Business Forum. He also serves on the board of directors of the Army Football Club at West Point. Mr. Dauch is a graduate of the United States Military Academy at West Point and the MIT "Leaders For Manufacturing" program. Mr. Dauch's 30-plus years of cumulative leadership experience in a broad range of disciplines allow him to provide valuable insight and experience to the Board. Mr. Dauch currently serves as the Chairman of the Nominating and Corporate Governance Committee of the Board.

James A. Sharman (age 58) was appointed as a Director in January 2016. Beginning with the annual meeting of shareholders on May 24, 2017, Mr. Sharman will begin serving as the Chairman of Spartan's Board of Directors. Since 2014, Mr. Sharman has served as Chief Operating Officer of Coyote Logistics, a freight broker and logistics services provider and a wholly owned subsidiary of United Parcel Service, Inc. From 2006 through 2014, Mr. Sharman served as Managing Partner of Truecast Capital, LLC, an investment firm. His work history includes President and CEO of World Kitchen, Inc. and Rubicon Technology, Inc. He was Senior Vice President of Global Supply Chain for CNH as well as Vice President and General Manager, Latin America, for the Case Corporation. He served as the Commanding Officer of an Engineering Company in the United States Army and was an Assistant Professor at the United States Military Academy, West Point. Mr. Sharman also serves on the Board of Directors of Standard Solar, Inc., a privately held solar electric systems company. Mr. Sharman is a graduate of the United States Military Academy at West Point and Duke’s Fuqua School of Business. Mr. Sharman’s extensive business experience, including international management experience, allows him to provide valuable insight to the Board.

Directors with Terms Expiring in 2018

Daryl M. Adams (age 55) was appointed President and CEO of Spartan Motors effective February 19, 2015, and was appointed to the Board on December 10, 2014. Mr. Adams joined the Company in connection with his appointment as Chief Operating Officer on July 31, 2014. Prior to joining Spartan Motors, Mr. Adams served for seven years as CEO of Midway Products Group, a privately-held Tier One automotive supplier. Prior to that, he held a succession of management positions over a 17-year career with Lear Corporation, including senior leadership and international roles in Lear's North American and European operations. Mr. Adams holds a Master of Business Administration degree from Michigan State University and a Bachelor of Science degree in Industrial Management and Manufacturing from Lawrence Institute of Technology and is active in various manufacturing associations including: Business Leaders of Michigan, the Capital Area Manufacturers Council, and Lansing Economic Area Partners where he serves on the executive board. As the current President and CEO of the Company, Mr. Adams' participation on the Board is of critical importance in terms of the Board's oversight of the Company's operations and strategic direction.

James C. Orchard (age 66) was appointed as a Director of Spartan Motors on February 6, 2015. From 2008 until 2014, Mr. Orchard served as CEO of Dayco, LLC, a privately-held supplier of engine parts and systems to the automotive industry. Mr. Orchard has served in executive and leadership positions in the automotive, truck, and aftermarket parts industries for the past 48 years, and currently serves on the Board of Directors of BBB Industries, a leading supplier and re-manufacturer of rotating electrical, steering gear and caliper products to the North American vehicle aftermarket. Mr. Orchard's vast experience and leadership in the automotive industry allow him to provide valuable insight and expertise to the Board.

Retirement of Director

After 10 years of Board service and 7 years as serving as the Chairman of the Board, Mr. Hugh W. Sloan, Jr. is retiring from the Board effective at the 2017 annual meeting of shareholders.

Executive Officers Who Are Not Directors

Frederick J. Sohm (age 47) joined Spartan Motors as its Chief Financial Officer effective September 28, 2015. Prior to joining the Company, Mr. Sohm most recently served as the Treasurer of ALTe Technologies, a start-up company that engineers and produces hybrid electric powertrain systems for the commercial vehicle market. Prior to joining ALTe Technologies in 2015, Mr. Sohm was the CFO of Warrior Sports, Inc., a position he held from 2009 to 2014. Prior to that, he held several executive and leadership positions in finance and accounting at various organizations including ArvinMeritor, Inc., Kmart Corporation and DaimlerChrysler Corporation.

John A. Forbes (age 57) has been serving as the President of our Fleet Vehicles and Services business unit since July 2010. Prior to that, he was the CFO of Utilimaster from May 2009 to July 2010, the CFO of Nautic Global Group LLC from 2007 to 2009, and the CFO of Adorn LLC from 2003 to 2007. Mr. Forbes has over 30 years of experience in serving various manufacturing industries in senior financial leadership roles. Mr. Forbes also has experience with operations management, acquisitions, strategic planning, risk management, and banking relations. He currently serves on the Board of Directors of Patrick Industries, an SEC registrant that is a major manufacturer of component products and distributor of building products and materials to the RV and manufactured housing industries.

John W. Slawson (age 51) was appointed President of the Emergency Response business unit effective November 5, 2015. Prior to joining Spartan, Mr. Slawson served as the President and CEO of Horton Emergency Vehicles, a market-leading manufacturer of ambulances in North America and a member company of Allied Specialty Vehicles (ASV). Prior to joining Horton in 2011, he was the President and an equity partner of U.S. Tanker Fire Apparatus LLC. Mr. Slawson was previously the President of Oshkosh Specialty Vehicles, a manufacturer of command and law enforcement vehicles, and Director of Dealer Development and Distribution for Pierce Manufacturing, the largest fire apparatus manufacturer in North America. His career spans over 25 years, during which he has held executive positions and led teams within many world-class companies.

Thomas C. Schultz (age 52) was appointed Chief Administrative Officer (CAO) in July 2016 after joining Spartan Motors as the Corporate VP of Human Resources in 2014. Prior to joining Spartan, Mr. Schultz served as Director, North America where he led the Human Resources corporate function at BASF in 2013. Prior to that Mr. Schultz served as Senior Vice President of Human Resources at Energy Conversion Devices and United Solar Ovonics from 2008 until 2012. Previous to that, Mr. Schultz was Director, North America at Carrier Commercial Refrigeration, a United Technologies Corporation. Mr. Schultz began his career at American Axle & Manufacturing where he held various progressive manufacturing, labor relations and human resources roles over an 11 year period. Mr. Schultz earned a Juris Doctorate degree from the University of Detroit, a Master’s degree in Labor and Industrial Relations from Michigan State University and a Bachelor of Science degree in Political Science/Public Administration from Western Michigan University.

Steve Guillaume (age 49) was appointed as President of the Specialty Chassis and Vehicles business unit effective May 11, 2015. Mr. Guillaume joined Spartan Motors in January 2015 as Vice President of New Business Development and Joint Ventures. In this role, Guillaume was responsible for managing Spartan's joint ventures and leading business development initiatives across the organization. Prior to joining the Company, Mr. Guillaume began his career in finance and accounting, before eventually progressing into a plant controller role. Later, he transitioned to business development and general management where he held numerous senior leadership positions with Navistar, a leading manufacturer of commercial trucks, buses, defense vehicles and engines.

Arthur D. Ickes (age 71) is our Executive Officer – Special Projects, a position he has held since May 11, 2015. Prior to that role, Mr. Ickes served as the President of the Specialty Chassis and Vehicles segment from June 2013 to May 2015, as Senior Vice President of Operations from 2009 to 2013, and as Vice President of Operations from 2007 until 2010. Mr. Ickes has over 40 years of manufacturing and business leadership experience, much of which was with General Motors Corporation. Mr. Ickes also has extensive experience with operations management, acquisitions, strategic planning, manufacturing and product engineering, quality, materials management and product launch management.

Thomas T. Kivell (age 64) joined the Company as Vice President and General Counsel in November of 2008. Mr. Kivell joined Spartan from GE Aviation, where he served as general counsel to its Digital Systems business unit, and its predecessor, Smiths Aerospace, since 1996. During his tenure there, he was the senior legal staff member responsible for the Electronic Systems unit of Smiths Aerospace, and served as the sole attorney for Smiths Aerospace in the United States over a four-year period. In 2002, he was a founder of a new legal and compliance department for Smiths Aerospace, unifying several other legal and compliance departments. Prior to his position with GE Aviation and Smiths Aerospace, he was co-owner and CEO of a general design and contracting firm. Mr. Kivell also founded and managed a private law practice. In his career, he has also served in legal counsel and contract management positions for Armored Vehicle Technologies Associated, a joint venture between General Dynamics Land Systems and FMC Corporation, and with General Dynamics Land Systems. Before beginning his legal career, Mr. Kivell was a project engineer for tracked military vehicle programs. Mr. Kivell also serves as a Vice President and as Secretary of Spartan Motors, Inc.

Board Meetings, Annual Meeting, and Committees

Spartan Motors' Board of Directors held 11 meetings during 2016. Each director who served as a director during 2016 attended at least 75% of the aggregate of (1) the total number of Board of Directors meetings and (2) the total number of meetings held by all committees of the Board of Directors on which he served (held during the periods that he served on such committees). Pursuant to the Company's Corporate Governance Principles, the Company expects all directors to participate in the annual shareholder meeting, and typically all directors do attend the annual shareholder meeting. In 2016, all of the board members who were then directors of Spartan Motors attended the annual meeting of shareholders. Independent directors also meet regularly in executive sessions without the presence of management.

The Board of Directors has determined that all directors, other than Mr. Adams, are "independent," as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

The Board of Directors has three standing committees: the Audit Committee, the Human Resources and Compensation Committee, and the Corporate Governance and Nominating Committee. Information regarding each of the committees as of the mailing date of this Proxy Statement is as follows:

Audit Committee. The Audit Committee has been established in accordance with the Securities Exchange Act of 1934. Its primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to: Spartan Motors' financial statements and the accounting and financial reporting process; Spartan Motors' systems of internal accounting and financial controls; the qualification and independence of its independent registered public accounting firm; the annual independent audit of Spartan Motors' financial statements; legal and regulatory compliance; and ethics issues. Among other things, the Audit Committee oversees the integrated audit of the financial statements and internal control over financial reporting and is directly responsible for the selection, appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by Spartan Motors, and exercises direct oversight of the Company's Manager of Internal Audit. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors that is available for viewing at the Company's website, www.spartanmotors.com.

The Audit Committee has a Pre-Approval Policy related to the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm engaged by the Company are within general pre-approval limits; or, up to a certain dollar amount, approved by the Chairman of the Audit Committee, who must communicate the approval to the full Audit Committee; or, above a certain dollar amount, approved by the full Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service.

The Audit Committee meets the definitions of an "audit committee" under applicable Nasdaq and SEC rules. Each member of the Audit Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members. Messrs. Current (Chairman), Rooke, and Sharman are members of the Audit Committee. The Board of Directors has determined that Messrs. Current and Rooke are audit committee "financial experts" as the term is defined in rules of the Securities and Exchange Commission and all three are Independent Directors as defined by Nasdaq. The Audit Committee held 10 meetings during 2016.

Human Resources & Compensation Committee. The responsibilities of the Human Resources & Compensation Committee include exercising oversight over the development of competitive compensation plans that ensure the attraction, retention and motivation of key associates, as well as recommending the cash and other incentive compensation, if any, to be paid to Spartan Motors' executive officers and board members based on independent third party benchmarking analyses. In addition, the Human Resources & Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors regarding stock incentives awarded under Spartan Motors' stock incentive plans, reviewing all material proposed stock incentive plan changes and determining the employees to whom stock incentives will be granted, the number of shares covered by stock incentive, and the terms and other matters associated with equity-based compensation awards.

The Human Resources and Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Human Resources and Compensation Committee charter is available on our website, www.spartanmotors.com. The Human Resources and Compensation Committee does not delegate to other persons the duties with which it is charged under the charter. For specific information regarding the processes and procedures of the Human Resources and Compensation Committee, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

Messrs. Harbour (Chairman), Dauch, and Orchard are members of the Human Resources and Compensation Committee. Each member of the Human Resources and Compensation Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members. The Human Resources and Compensation Committee held five meetings during 2016.

The Human Resources and Compensation Committee has reviewed all components of the Chief Executive Officer's compensation and the compensation of the other executive officers who are named in the Summary Compensation Table set forth later in this Proxy Statement, including salary, bonuses, equity and other incentive compensation, accumulated realized and unrealized stock options, stock appreciation rights and restricted stock gains, the dollar value to the executive and the cost to Spartan Motors of all perquisites and other personal benefits.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee develops and recommends to Spartan Motors' Board of Directors criteria for the selection of candidates for director, seeks out and receives suggestions concerning possible candidates, reviews and evaluates the qualifications of possible candidates, and recommends to the Board of Directors candidates for vacancies occurring from time to time and for the slate of directors to be proposed on behalf of the Board of Directors at each annual meeting of shareholders. In addition to its responsibilities regarding director nominations, the Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its responsibility to the shareholders and in complying with applicable rules and regulations relating to corporate governance. Specifically, the Corporate Governance and Nominating Committee develops and recommends corporate governance principles that address Board independence and leadership, Board size and composition, meetings and committee structure, and other governance matters. In addition, the Committee reviews the Company's adherence to established corporate governance principles and provides reports and recommendations to the Board of Directors.

The Corporate Governance and Nominating Committee operates pursuant to a written charter that is available for viewing at the Company's website, www.spartanmotors.com.

The Corporate Governance and Nominating Committee will consider candidates who display high character and integrity; are free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; possess substantial and significant experience that would be of particular importance to Spartan Motors in the performance of the duties of a director; have sufficient time available to devote to the affairs of Spartan Motors in order to carry out the responsibilities of a director; and have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

The Committee believes the foregoing qualities are the most important qualifications for any director or director nominee; however, in identifying candidates for directors, the Board considers other attributes that may make a person a strong director. One such attribute that is considered is the potential diversity of viewpoint that a potential candidate would likely bring to the Board of Directors, which could be the result of the person's background, current occupation, career history, and other factors.

As the need to make changes or additions to the Board arises, the Committee gives consideration to the Board size, experiences, and needs. The Committee may use outside resources, including consultants retained by the Committee, to assist in the process of establishing the criteria for director candidates, establish a process to identify potential candidates, and assist in the introduction of potential candidates to the Committee. Regardless of how they are identified, candidates must understand, accept, and value the culture and history of Spartan Motors, Inc.

Nominations of candidates for election to the Board of Directors of Spartan Motors at any annual meeting of shareholders or at any special meeting of shareholders called for election of directors may be made by the Board of Directors or, pursuant to the process described below, by a shareholder of record of shares of a class entitled to vote at such annual or special meeting of shareholders. The Corporate Governance and Nominating Committee applies the same standards and qualification requirements to all director nominees, regardless of the party making the director nomination.

Each member of the Corporate Governance and Nominating Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members. Messrs. Dauch (Chairman), Sloan, Harbour, and Current are the members of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held four meetings during 2016.

Shareholder Nominations of Directors. The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors submitted by shareholders. Spartan Motors' bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of the shareholder's intent to make a nomination or nominations has been given to Spartan Motors' Secretary at least 120 days before the one-year anniversary date of the notice of the previous year's annual meeting if the meeting is an annual meeting, and not more than seven days following the date of notice of the meeting if the meeting is a special meeting at which directors will be elected. Each such notice to the Secretary must include:

●	the name, age, business address and residence of each nominee proposed in the notice;

●	the principal occupation or employment of each nominee;

●	the number of shares of capital stock of Spartan Motors that each nominee beneficially owns;

●	a statement that each nominee is willing to be nominated; and

●	such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

Board Leadership Structure; Role in Risk Oversight

The Company believes the leadership structure of its Board of Directors is appropriate in light of the size of the Company, its organizational structure, its strategies, and similar factors. Although Mr. Adams, our President and CEO, serves as a director, the Board of Directors is chaired by Mr. Hugh Sloan, a non-employee director who meets Nasdaq standards for being an independent director. Upon Mr. Sloan’s retirement from the Board at the 2017 annual meeting of shareholders, Mr. James Sharman will take over the chairman role. Mr. Sharman is also a non-employee director who meets Nasdaq standards for being an independent director. The Company believes this separation of responsibility is appropriate in order to provide independent Board oversight of and direction for the Company's executive management team, led by Mr. Adams. The Company has maintained this leadership structure (i.e., with separate individuals serving as the President/CEO and Chairman of the Board) since 2002.

The Company believes the Board plays an appropriate role in the risk oversight of the Company and its business. The Board's risk oversight function is largely carried out through the Board's independent oversight of the executive management team and, in particular, its oversight of the various operational, industry, economic, and other risk factors faced by the Company. The Board is an active Board that meets regularly with consistent input from all directors. All directors except for Mr. Adams have been determined to meet the independence standards of applicable Nasdaq rules. In addition, the Company believes that the strength and experience of its directors is important to their independent oversight of the executive management team.  Those members of the executive management team who have particular risk management responsibilities, including the CEO, the CFO, the CAO, General Counsel, and the Manager of Internal Audit report directly to the Board of Directors on a regular basis. In addition, the Board regularly holds sessions of the independent directors only, without the presence of any employee directors or other executives of the Company.

In addition to the foregoing, the Board of Directors of the Company conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. These functional areas are described in more detail on the preceding pages for each Committee's responsibilities.

Finally, the Board works to ensure that management is properly focused on the appropriate strategic risks and initiatives to profitably grow the business through acquisitions, organic growth and alliances by, among other things, reviewing and discussing the performance of executive management and conducting succession planning for key leadership positions.

Communicating with the Board

Shareholders and interested parties may communicate with members of Spartan Motors' Board of Directors by sending correspondence addressed to the Board as a whole, a specific committee, or a specific Board member c/o Thomas T. Kivell, Secretary, Spartan Motors, Inc., 1541 Reynolds Road, Charlotte, Michigan 48813. All such communications are forwarded to the appropriate recipient(s).

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Company's executive compensation philosophy is to provide competitive levels of compensation and incentives to achieve strong financial performance. The Company's executive compensation policies are designed to achieve the following five primary objectives:

●	Attract and retain qualified management;

●	Align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value;

●	Align management's compensation with the achievement of Spartan Motors' annual and long-term performance goals;

●	Reward excellent corporate performance; and

●	Recognize individual and team initiatives and achievements.

The Human Resources and Compensation Committee sets management compensation at levels that the Compensation Committee believes are competitive with other companies in Spartan Motors' industry.

The advisory vote on executive compensation was conducted at our annual meeting of shareholders in 2016, based on the disclosure of our executive compensation in the proxy statement for that meeting.  Of the shares of common stock represented at that meeting in person or by proxy, approximately 95% of the shares voted to approve the resolution, 3% voted against the resolution, and 2% abstained. Our Board considered the results of this vote to be supportive of the Company's compensation policies and programs and did not make any changes to such policies and programs as a result of such vote.

Elements of Compensation

Executive compensation consists of both cash and equity and is comprised of the following elements, each of which is described below:

●	Base salary;
●	Annual cash incentive (AIC) bonus; and
●	Long-term equity-based compensation (LTIC).

Each component of executive compensation is designed to accomplish one or more of the five compensation objectives described above. The total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to adopt an ownership mentality and take appropriate risks. The elements of the executive compensation program are described in detail below.

The Human Resources and Compensation Committee believes that the percentage of an executive's total compensation that is "at risk" should increase as the executive's responsibilities and ability to influence profits increase. For this reason, the percentage of executive officers' potential compensation that is based upon bonuses and stock plan awards is larger relative to other employees.

The Spartan Motors, Inc. Leadership Team Compensation Plan (the "LTC Plan") sets forth the framework for compensation of the Company's executive officers and other key employees, including each of the named executive officers shown in the tables below. The LTC Plan is intended to provide management with incentives to choose strategies and investments that maximize shareholder value, utilize a financial measurement consistent with the market's evaluation of Spartan Motors' performance, and communicate Spartan Motors' financial objectives in a clear and quantifiable manner. The Human Resources and Compensation Committee is responsible for annually reviewing the provisions of the LTC Plan and reviewing all payouts under the plan. The LTC Plan was adopted by the Board of Directors on April 6, 2015 and approved by shareholders on May 25, 2016.

Base Salary

Base salary is a fundamental component of the Company's compensation system, and overall competitive salary levels are necessary to attract and retain well-qualified executives. The Company’s intention is to set base salary levels of its executive officers at median market rates, with the expectation that cash bonuses and equity based compensation will allow the executive to receive overall compensation that is at or above market rates, providing that certain performance objectives are met. The Human Resources and Compensation Committee determines recommended base salaries for executive officers by evaluating the responsibilities of the position, the experience of the individual, the performance of Spartan Motors, the performance of the individual, the competitive marketplace for similar management talent, and other relevant factors. The Committee does not give specific weight to any particular factor. Using these same factors, the Committee may recommend base salary adjustments on a periodic basis to maintain the desired levels of base salaries for Spartan Motors' executives. As stated above, total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to adopt an ownership mentality.

In 2014 and 2016, Mercer was engaged to benchmark the salaries of the executive officers of Spartan Motors. Details regarding these benchmarking processes appear below under the heading "Human Resources and Compensation Committee Processes and Procedures; Participation of Management; Benchmarking Process." The Mercer benchmarking processes were completed in January of 2015 and December of 2016. Based on the results of these benchmarking processes and to align the salaries of our executive officers with median market rates, the annual base salary of Mr. Adams (our CEO) increased from $572,000 to $620,000 in April, 2016, to $645,000 in August, 2016, and to $665,000 in April, 2017. The annual base salary for Mr. Sohm (our CFO) increased from $250,000 to $300,000 in August, 2016, and to $320,000 in April, 2017. The annual base salaries of our other three NEOs did not change significantly from their prior levels.

The Board of Directors may increase the base salaries of our executive officers from time to time, and such increases may be made at any time (i.e., not just in conjunction with the Board's customary annual performance and compensation review).

Cash Incentive Bonuses

At the discretion of the Human Resources and Compensation Committee, any bonus payable under the LTC Plan may be paid in the form of the Company's common stock.

The LTC Plan provides an opportunity for our named executives to earn an annual cash bonus based upon achievement of the top priorities for business performance which can include key metrics. The LTC Plan requires our CEO to annually revise the metrics and weightings based upon current business conditions and to obtain approval of the proposed framework from the Human Resources and Compensation Committee.

Each participant's annual bonus is determined by multiplying (1) his or her target bonus percentage (which is determined separately for different categories of employees) by (2) a Bonus Multiplier (described below) by (3) the participant's annual salary.

The target bonus percentage is a percentage of the participant's salary. The LTC Plan establishes a target bonus percentage of 80% of base salary for our CEO and 60% for the other named executives. In February 2017, the Human Resources and Compensation Committee set the target bonus percentage for our CEO at 100% of base salary for 2017 and beyond in order to better align our CEO’s compensation with median market rates as a result of the Mercer benchmarking analyses described above.

The Bonus Multiplier is a fraction or multiple of the target bonus percentage. For example, achievement of bonus metrics at exactly their target amounts would result in a Bonus Multiplier of 1.0X, while achievement of the bonus metrics at double their target amounts would result in a Bonus Multiplier of 2.0X. The threshold Bonus Multiplier is 0.5X. The Bonus Multiplier is calculated to one decimal place. Annually, based on a proposal by our CEO, the Human Resources and Compensation Committee will evaluate and establish, based upon the current key metrics, the incremental improvements required to attain an incremental Bonus Multiplier. The final Bonus Multiplier for a year may be a fractional value based upon prorating results within the target matrix.

The LTC Plan prohibits an annual cash bonus to our named executives for any year in which Spartan Motors incurs a net loss. However, the Board of Directors retains the right to make adjustments or grant discretionary bonuses that it deems appropriate.

Executives subject to the plan for a partial year are eligible for annual bonuses on a prorated basis.

2016 Annual Incentive Compensation

For 2016, the following metrics were established for our named executives to earn an annual cash bonus pursuant to the LTC Plan:

Corporate Officers (CEO, CFO and CAO): The Bonus Multiplier for the corporate-level officers was determined based on the achievement of goals relating to (1) Company-wide adjusted operating income (adjusted to exclude the impact of restructuring charges), and (2) cash conversion cycle; and (3) pre-determined management objectives and key performance indicators (the "MBO Goals"). The final Bonus Multiplier was determined using a weighting of 55% for Company-wide adjusted operating income, 15% for cash conversion cycle and 30% for the MBO Goals. The actual achievement for each goal for the Corporate Officers for 2016 is as follows (dollar amounts in thousands):

Corporate Officers
	Performance Criteria for payouts at:			Actual	Payout Percentage Range			Actual		Weighted
Metric	Min.	Target	Max.	Performance	Min.	Target	Max.	Payout %	Weight	Percentage
Operating Income (1)	$3,250	$5,416	$7,582	$9,720	50%	100%	200%	200%	55%	110%
Cash Conversion Cycle (days)	70.1	66.8	63.5	58.0	50%	100%	200%	200%	15%	30%
MBO Achievement	0%	100%	200%	200%	0%	100%	200%	200%	30%	60%
Total Multiplier										200%

(1)	Operating Income excludes restructuring charges of $1,095

Business Unit Presidents: The Bonus Multiplier for the Business Unit Presidents was determined based on the achievement of goals relating to (1) Company-wide adjusted operating income (adjusted to exclude the impact of restructuring charges), and (2) the individual business unit adjusted operating income (adjusted to exclude the impact of charges for restructuring, product recalls and certain other items); and (3) pre-determined operation and strategic objectives. The final Bonus Multiplier was determined using a weighting of 55% for Company-wide adjusted operating income, 25% for the individual business unit adjusted operating income and 20% for the operational and strategic objectives. The actual achievement for each goal for the Business Unit Presidents for 2016 is as follows (dollar amounts in thousands):

Mr. Forbes
	Performance Criteria for payouts at:			Actual	Payout Percentage Range			Actual		Weighted
Metric	Min.	Target	Max.	Performance	Min.	Target	Max.	Payout %	Weight	Percentage
Consolidated Operating Income (1)	$3,250	$5,416	$7,582	$9,720	50%	100%	200%	200%	55%	110%
Adjusted Business Unit Operating Income	$9,334	$15,556	$21,778	$23,189	50%	100%	200%	200%	25%	50%
MBO Achievement	0%	100%	200%	200%	0%	100%	200%	200%	20%	40%
Total Business Unit Multiplier										200%

(1)	Consolidated Operating Income excludes restructuring charges of $1,095.

Mr. Slawson
	Performance Criteria for payouts at:			Actual	Payout Percentage Range			Actual		Weighted
Metric	Min.	Target	Max.	Performance	Min.	Target	Max.	Payout %	Weight	Percentage
Consolidated Operating Income (1)	$3,250	$5,416	$7,582	$9,720	50%	100%	200%	200%	55%	110%
Adjusted Business Unit Operating Income	$(10,898)	$(7,784)	$(4,670)	$(4,826)	50%	100%	200%	200%	25%	50%
MBO Achievement	0%	100%	200%	200%	0%	100%	200%	200%	20%	40%
Total Business Unit multiplier										200%

(1)	Consolidated operating income excludes restructuring charges of $1,095.

For 2016 the Board of Directors awarded discretionary bonuses of $337,385 for Mr. Adams, $75,000 for Mr. Sohm, $75,000 for Mr. Schultz, and $39,250 for Mr. Slawson. The award for Mr. Adams was made in order to align his incentive compensation with median market amounts based on the benchmark analyses completed in 2015 and 2016. The awards for Mr. Sohm, Mr. Schultz, and Mr. Slawson were made to recognize the executive’s efforts regarding the acquisition of essentially all of the assets and certain liabilities of Smeal Fire Apparatus Co. and its subsidiaries, which was completed January 1, 2017.

2017 Annual Incentive Compensation

Corporate Officers: For 2017, the metrics for annual cash incentive awards for our corporate officers include: (1) Company-wide adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) (adjusted to exclude restructuring charges and acquisition related items); (2) free cash flow; and (3) MBO Goals. The final bonus multiplier will be determined using weightings of 60% for Adjusted EBITDA, 15% for free cash flow and 25% for the MBO Goals. Free cash flow is defined as operating cash flow less capital expenditures.

Business Unit Presidents: For 2017, the metrics for annual cash incentive awards for our business unit presidents include: (1) Company-wide Adjusted EBITDA; (2) individual business unit Adjusted EBITDA (adjusted to exclude restructuring charges and acquisition related items); and (3) pre-determined operational and strategic objectives. The final Bonus Multiplier will be determined using a weighting of 60% for Company-wide Adjusted EBITDA, 25% for the individual business unit Adjusted EBITDA and 15% for the pre-determined operational and strategic objectives.

Long Term Incentives

Spartan Motors' equity compensation plans are designed to encourage long-term investment in Spartan Motors by participating executives and employees, more closely align executive and shareholder interests, and reward executive officers and other employees for building shareholder value. The Human Resources and Compensation Committee believes stock ownership by management and other employees is beneficial to all Spartan Motors, Inc. stakeholders. See the minimum stock ownership expectations for executive officers under "Security Ownership of Management" above.

Spartan Motors currently has the ability to grant equity-based compensation to its named executives pursuant to the Stock Incentive Plan of 2016. The Human Resources and Compensation Committee administers all aspects of the plans and reviews, modifies (to the extent appropriate), and approves management's recommendations for awards.

Since 2008, the Company has utilized grants of restricted stock for its equity-based compensation. The Company believes that restricted stock awards can be more effective at retaining key personnel in a volatile or depressed stock market. Additionally, the Company believes that restricted stock helps the executives focus on creating shareholder value and encourages executive officers to manage the Company from the perspective of an owner, while the time-based vesting feature provides a strong incentive for the executives to commit themselves to the Company for the long-term.

In connection with the Board's adoption of the LTC Plan in April 2015, the Board determined that all long-term equity compensation for 2015 and 2016 would be awarded in the form of time-vested restricted stock or restricted stock units.

Stock-based compensation for the Company's named executives is currently determined considering long term incentive compensation ("LTIC") targets and multiples. The amount of LTIC to be awarded to an executive each year (the “LTIC Award”) is to be determined by multiplying (1) his or her target percentage (which is determined separately for different categories of employees) by (2) a LTIC Multiplier (described below) by (3) the participant's annual salary.

The target percentage is a percentage of the participant's salary. The LTC Plan establishes a target percentage for LTIC equity awards of 75% of base salary for our CEO and 60% for the other named executives. In February 2017, the Human Resources and Compensation Committee set the target percentage for LTIC equity awards for our CEO at 150% of base salary for 2017 and beyond in order to better align our CEO’s compensation with median market rates as a result of the Mercer benchmarking analyses described above.

The LTIC Multiplier can range from 0% to 200% (referred to as "0X" through "2.0X") and is calculated based on the combined performance on three metrics:

●	Total Shareholder Return (TSR);
●	Spartan Motors' Financial Results (e.g., operating income, earnings per share, etc.); and
●	Established Strategic Objectives (MBOs).

Each year, the Board will determine the weighting of the individual metrics, which may range from 0% up to 50% for any of the three metrics.

TSR Metric: Up to one half of the LTIC Multiplier is based on performance relative to a TSR metric. The TSR metric is a comparison of Spartan Motors’ TSR to a peer group of companies in similar industries for the previous 12 months. The CEO will provide the data (which is provided by an independent third party), the appropriate analysis, and make a recommendation as to the Company’s performance relative to the peer group. The Human Resources and Compensation Committee will make the final determination as to the appropriate TSR Metric.

The TSR is calculated using the change in share price since the start of the measurement period, along with dividends paid. The calculation assumes that dividends are reinvested and also adjusts for stock splits.

Spartan Motors' Financial Results: Up to one half of the LTIC Multiplier is based on achievement of established financial metrics (e.g., operating income, earnings per share, etc.). On an annual basis, the CEO will propose to the Human Resources and Compensation Committee the financial metrics (and measurement metrics) based upon priorities discussed and derived during the annual planning process. Unless specifically weighted differently by the Board of Directors, each of the objectives will be equally weighted.

Strategic Objectives Metric: Up to one-half of the LTIC Multiplier is based on achievement of established strategic objectives. On an annual basis, the CEO will propose to the Human Resources and Compensation Committee the strategic objectives (and measurement metrics) based upon the priorities discussed and derived during the annual planning process. Unless specifically weighted differently by the Board of Directors, each of the objectives will be equally weighted.

2016 Long Term Incentive Compensation

For 2016, the following metrics were established for our named executives to earn LTIC awards pursuant to the LTC Plan:

TSR Metric:

The TSR goal was set as the Company’s TSR percentile rank for the period from January 1, 2016 through December 31, 2016 among the companies included in the Dow Jones Commercial Vehicles and Trucks index.

Spartan Motors' Financial Results:

Spartan Motors' company-wide operating income for 2016.

Strategic Objectives:

Company-wide strategic objectives relating to improving quality, reducing manufacturing costs and reducing product complexity, among others, were established in the first quarter of 2016.

The final LTIC multiplier for 2016 was determined considering a weighted average of the metrics described above, with the TSR and Spartan Motors’ operating income metrics each receiving a weighting of 40% and the Strategic Objectives metric receiving a weighting of 20%. The actual achievement for each goal for the executive officers for 2016 is as follows (dollar amounts in thousands):

	Performance Criteria for payouts at:			Actual	Payout Percentage Range			Actual		Weighted
Metric	Min.	Target	Max.	Performance	Min.	Target	Max.	Payout %	Weight	Percentage
Consolidated Operating Income (1)	$3,250	$5,416	$7,582	$9,720	50%	100%	200%	200%	40%	80%
Total Shareholder Return (percentile)	20	40	80	96	50%	100%	200%	200%	40%	80%
MBO Goals Achievement	0%	100%	200%	200%	0%	100%	200%	200%	20%	40%
Total Multiplier										200%

(1)	Consolidated operating income excludes restructuring charges of $1,095.

2017 Long Term Incentive Compensation

For 2017, LTIC awards, targets were established using the TSR Metric, Adjusted EBITDA, and return on invested capital (“ROIC”). The final LTIC multiplier will be determined using weightings of 30% for the TSR Metric, 40% for Adjusted EBITDA, and 30% for ROIC. ROIC is defined as adjusted net income after tax less dividends divided by invested capital, where invested capital is total equity plus total debt.

Chief Executive Officer

The Chief Executive Officer's compensation is based on the policies and objectives outlined above for all executive officers. The Human Resources and Compensation Committee believes that incentive compensation, designed to reward performance, should represent a significant percentage of the CEO's potential compensation.

Human Resources and Compensation Committee Processes and Procedures; Participation of Management; Benchmarking Process

The Human Resources and Compensation Committee of the Board of Directors develops and recommends to the Board of Directors Spartan Motors' executive compensation policies. The Human Resources and Compensation Committee also administers Spartan Motors' executive compensation program and recommends for approval to the Board of Directors the compensation to be paid to the Chief Executive Officer and other executive officers. The Human Resources and Compensation Committee consists of three directors, none of whom is a current or former employee of Spartan Motors.

The Company’s CAO serves as a coordinator of the Human Resources and Compensation Committee meetings, but does not participate in any decisions regarding executive or board compensation. The Company's CEO and CFO participate only to assist in the process of determining the compensation for executives other than themselves and to provide information to the committee regarding Company performance, operations, strategies, and other information requested by the committee. Other than the CEO, the CAO and the CFO, none of the Company's named executives participate in the discussions with the Human Resources and Compensation Committee.

The Human Resources and Compensation Committee's written charter provides that the Committee will review and make recommendations regarding the compensation of executive officers. Executive compensation decisions must be approved by a majority of the independent members of the Board of Directors.

The Human Resources and Compensation Committee periodically engages independent third party consultants to provide data and analysis regarding the compensation of executives at our peer group companies and at companies against whom we must compete for talent. The Human Resources and Compensation Committee uses this data to design and implement competitive compensation programs. Independent consultants engaged by the Human Resources and Compensation Committee do not answer to management. In 2014, the Committee engaged Mercer to benchmark officer salaries and other compensation incentives. This engagement was completed in January, 2015, and was a factor utilized in determining the base salary adjustments for the named executive officers for 2016. In 2016, the Committee again engaged Mercer to benchmark officer salaries and other compensation incentives. This engagement was completed in December, 2016 and was a factor utilized in determining the incentive compensation adjustment for Mr. Adams for 2016.

In performing the compensation benchmarking that was completed in 2015 and 2016, Mercer conducted benchmarking analyses of the named executive officers' compensation, including base salaries, long-and short-term incentives, and severance practices, utilizing information from proxy disclosures and published surveys. A peer group was selected consisting of durable goods manufacturers with revenues ranging from one-half to double that of Spartan Motors. Market median level salary information in the study reflects the pay for an executive with a median level of experience. All market data comparisons were aged forward to February 1, 2015 or January1, 2017. The list of identified peer companies in this survey include: Drew Industries, Inc.; Standard Motor Products; Winnebago Industries; Federal Signal Corp.; Methode Electronics, Inc.; Shiloh Industries, Inc.; Commercial Vehicle Group, Inc.; Altra Industrial Motion Corp.; Alamo Group, Inc.; Esco Technologies, Inc.; Miller Industries, Inc.; Twin Disc, Inc.; and Supreme Industries, Inc.

Pricing Equity Awards; Disclosure of Information

Spartan Motors has long observed a policy of setting the exercise price for stock options, stock appreciation rights, and other share-based awards equal to the closing market price on the date of the grant (or most recent closing price if the date of the grant is not a trading day). Stock options and stock appreciation rights are not repriced. We do not "backdate" stock options or any other share based payments. The price used to determine the number of restricted shares granted is generally an average of the closing share price for the thirty calendar days prior to the grant date.

The Board of Directors is committed to maintaining the integrity of the compensation philosophy and programs. As part of this commitment, Spartan Motors believes that the disclosure of material nonpublic information should never be manipulated for the purpose of enriching compensation awards. We do not time the release of public information to affect the value of share based awards, and we do not time the grant of share based awards to take advantage of the disclosure of information.

Personal Benefits; Perquisites

We believe that compensation in the form of perquisites and personal benefits do not provide transparency for shareholders or serve our compensation philosophy. Consequently, such benefits play a very minor role in the compensation program.

Other Information

We do not provide a defined benefit pension to our named executive officers, although we do provide a defined contribution plan. Our typical practice when hiring a new executive is to set forth the principal terms of their employment in an employment offer letter. These employment letters often commit us to provide certain benefits to these executives, including upon their termination of employment. Those commitments are described in this Proxy Statement.

We maintain a clawback policy that specifies that compensation awarded under our incentive compensation plans may be retracted if a grant was made to an executive as the result of a material misrepresentation.

Compensation Summary

The following table shows certain information concerning the compensation earned by Daryl Adams, our President and CEO; Frederick J. Sohm, our CFO; John Forbes, the President of our Delivery and Service Vehicles business unit; John Slawson, the President of our Emergency Response Vehicles business unit; and Thomas Schultz, our Chief Administrative Officer. When used in this Proxy Statement, "named executive officers" and "named executives" refer to the individuals identified in this table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compen- sation (3) ($)	All Other Compen- sation (4) ($)	Total ($)

Daryl M. Adams,	2016	$620,385	$337,385	$1,662,500	$992,615	$29,905	3,642,790
President and CEO (5)	2015	520,692	320,320	728,119	-	23,462	$1,592,593
	2014	173,654	-	-	125,000	496	299,150
Frederick J. Sohm,	2016	269,231	75,000	325,385	325,385	27,796	1,022,797
CFO (6)	2015	67,308	45,913	352,000	-	288	465,509
	2014	-	-	-	-	-	-
John A. Forbes	2016	237,899	-	288,096	288,096	7,376	821,467
President, Delivery and	2015	230,625	109,086	94,095	-	5,792	439,598
Service Vehicles	2014	225,000	-	77,100	175,000	5,150	482,250
Thomas C. Schultz	2016	257,620	75,000	434,190	313,890	9,936	1,090,636
President, Chief	2015	-	-	-	-	-	-
Administrative Officer (7)	2014	-	-	-	-	-	-
John Slawson	2016	250,000	39,250	300,000	300,000	22,378	911,628
President, Emergency	2015	43,269	20,000	352,000	-	-	415,269
Response Vehicles	2014	-	-	-	-	-	-

(1)	Amounts in this column reflect one-time cash bonuses earned and expensed by the Company in the respective year.

(2)

Amounts shown in this column for 2016 stock awards represent the aggregate grant date fair value of stock awards for our named executives, which primarily include awards made pursuant to our LTC Plan in early 2016 that were subject to performance conditions for 2016 performance. The fair values for these awards were determined based on the probable outcome of the performance conditions specified in the LTC Plan at the time the awards were made. The grant date fair value of the shares actually issued on March 30, 2017 pursuant to these awards was: $1,802,994 for Mr. Adams; $352,883 for Mr. Sohm; $312,443 for Mr. Forbes; $470,886 for Mr. Schultz; and $325,326 for Mr. Slawson. The grant date fair values of the awards made in early 2016 if the highest level of performance was achieved were $1,802,994 for Mr. Adams, $352,883 for Mr. Sohm, $312,443 for Mr. Forbes, $470,886 for Mr. Schultz and $325,356 for Mr. Slawson. The fair values were determined in accordance with the FASB ASC Topic 718, "Stock Compensation." For information regarding valuation assumptions, see Note 12 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2016.

(3)

Consists of performance-based non-equity (cash) compensation earned under the LTC Plan (or its predecessor) for performance during the respective year. Please see the "Compensation Discussion and Analysis" section above for details.

(4)

The 2016 amounts reported in this column consist of (i) the Company's matching contributions to the named executive's qualified 401(k) retirement plan as follows: $2,916 for Mr. Adams, $3,931 for Mr. Sohm, $3,952 for Mr. Forbes, $2,947 for Mr. Schultz and $2,526 for Mr. Slawson; (ii) dividends paid on restricted stock as follows: $20,042 for Mr. Adams, $8,755 for Mr. Sohm, $3,424 for Mr. Forbes, $6,989 for Mr. Schultz, and $9,069 for Mr. Slawson; (iii) relocation payments of $15,110 for Mr. Sohm and $10,783 for Mr. Slawson; and (iv) amounts paid for country club dues of $6,947 for Mr. Adams.

(5)	Mr. Adams joined the Company as COO in August 2014. He was appointed as President and CEO effective February 19, 2015.

(6)	Mr. Sohm joined the Company as CFO effective September 28, 2015.

(7)	Mr. Schultz joined the Company as Corporate Vice President of Human Resources in July 2014, and was promoted to Chief Administrative Officer in July 2016.

(8)	Mr. Slawson joined the company as President of the Emergency Response Vehicles business in November 2015.

Grants of Plan-Based Awards During 2016

The following table provides information concerning each grant of a plan based award made to the named executive officers in the last completed fiscal year.

Grants of Plan-Based Awards

		Date the Compensation	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Committee Took Action	Threshold ($)	Target ($)	Maxi mum ($)	Threshold (#)	Target (#)	Maxi mum (#)

Daryl M.	2/24/16		$248,154	$496,308	$992,616	-	-	-	-	$-
Adams	3/30/17	2/24/16	-	-	-	28,251	56,501	113,003	-	930,578
Frederick J.	2/24/16		81,346	162,692	325,385	-	-	-	-	-
Sohm	3/30/17	2/24/16	-	-	-	9,878	19,756	39,512	-	325,385
John A.	2/24/16		72,024	144,048	288,096	-	-	-	-	-
Forbes	3/30/17	2/24/16	-	-	-	8,746	17,492	34,984	-	288,096
Thomas C.	2/24/16		78,472	156,945	313,890	-	-	-	-	-
Schultz	3/30/17	2/24/16	-	-	-	9,529	19,058	38,117	-	313,890
John W. Slawson	2/24/16 3/30/17	2/24/16	75,000 -	150,000 -	300,000 -	- 9,107	- 18,215	- 36,430	- -	- 300,000

(1)

The amounts reported in these columns are not actual payouts. They represent the possible threshold, target, and maximum payouts that could have been earned by each named executive officer for fiscal year 2016 under the LTC Plan described under "Compensation Discussion and Analysis" above. The threshold amounts represent the minimum bonus payable to the named executive under the LTC Plan. Generally, there is no guarantee of any minimum bonus under the LTC Plan. Each target amount assumes a Bonus Multiple of 1.0X. Each maximum amount represents the maximum annual bonus payable to the named executive under the LTC Plan and is calculated based on a Bonus Multiple of 2.0X. For details, see the "Compensation Discussion and Analysis" section above.

(2)

These columns represent possible payouts of common stock under the Company's LTC Plan. The target amounts represent the target equity payout for each named executive for 2016 performance. Each target amount assumes an LTIC multiple of 1.0X. Each maximum amount represents the maximum stock award under the LTC plan, which for 2016 was a multiple of 2.0X. Estimates of possible payouts were determined using current share price information at the time the plan was approved by the Compensation Committee on February 24, 2016. For details regarding how equity incentive awards under the LTC Plan are determined, see the "Compensation Discussion and Analysis" section above. Shares are granted the following year based on achievements of targets approved for the current fiscal year.

(3)

The amounts reported in this column reflect the number of shares of common stock issued to the named executive during 2016 other than shares granted under the LTC Plan. Shares granted are generally subject to a 3-year vesting schedule (33% per year beginning on the first anniversary of the grant date). Dividends are paid on shares of restricted stock at the rate dividends are paid on common stock. All shares of restricted stock have voting rights and are subject to cancellation in the event of termination from employment for reasons other than death, disability, or retirement.

(4)

Amounts reported represent the aggregate grant date fair value of stock awards. The fair values for plan based awards were determined based on the probable outcome of the performance conditions specified in the LTC Plan at the time the performance conditions were approved by the Board. The fair values of any discretionary awards made during the year were determined in accordance with FASB ASC Topic 718.

The Company paid the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth in the "Compensation Discussion and Analysis" section above.

 Outstanding Equity Awards at December 31, 2016

The following table provides information concerning unexercised options, SARs, and restricted stock that had not vested for each named executive outstanding as of December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS			STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)

Daryl M. Adams	-	$-	-	190,421	$1,761,394
Frederick J. Sohm	-	-	-	87,550	809,838
John A. Forbes	-	-	-	34,241	316,729
Thomas C. Schultz	-	-	-	69,886	646,446
John W. Slawson	-	-	-	90,692	838,901

_________________________________________________________

(1)	The vesting dates for shares of restricted stock that have not vested as of December 31, 2016 are as follows:

Named Executive Officer	Vesting Dates

Daryl M. Adams

22,075 shares on each of 3/30/2017, 3/30/2018 and 3/30/2019

7,767 shares on each of 8/3/2017 and 8/3/2018

12,233 shares on each of 8/3/2017 and 8/3/2018

28,066 shares on each of 3/30/2017, 3/30/2018 and 3/30/2019

Frederick J. Sohm	29,183 shares on each of 3/30/2017, 3/30/2018 and 3/30/2019
John A. Forbes	3,750 shares on each of 3/31/2017 and 3/31/2018 788 shares on each of 3/30/2017, 3/30/2018 and 3/30/2019 8,126 shares on each of 3/30/2017, 3/30/2018 and 3/30/2019
Thomas C. Schultz	7,457 shares on 3/30/2017 and 3/30/2018 18,324 shares on 3/30/2017, 3/30/2018 and 3/30/2019
John W. Slawson	30,231 shares on each of 3/30/2017, 3/30/2018 and 3/30/2019

(2)

The market value of the unvested restricted stock is determined by multiplying the closing market price of the Spartan Motors' common stock as of December 30, 2016 ($9.25) by the number of shares of stock.

Stock Vested in 2016

The following table provides information concerning the vesting of restricted stock during 2016 for each of the named executives.

Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)

Daryl M. Adams	-	$-	42,076	$270,230
Frederick J. Sohm	-	-	-	-
John A. Forbes	-	-	8,537	36,128
Thomas C. Schultz	-	-	7,457	29,903
John W. Slawson	-	-	-	-

(1)

The amounts in this column are determined by multiplying the number of shares of stock vesting by the market value of the underlying shares on the vesting date (or, if the vesting date is not a trading day, the trading day immediately preceding the vesting date).

Non-Qualified Deferred Compensation

The following table provides information concerning non-qualified deferred compensation for 2016. This table should be read in conjunction with the narrative discussion that follows the table.

Non-Qualified Deferred Compensation

Name	Plan	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY(1) ($)	Aggregate Earnings In Last FY(2) ($)	Aggregate Withdrawals/ Distributions In Last FY ($)	Aggregate Balance At Last FYE ($)

Daryl M. Adams	SERP	$-	$-	$-	$-	$-
Frederick J. Sohm	SERP	13,680	-	1,380	-	15,061
John A. Forbes	SERP	-	-	-	-	-
Thomas C. Schultz	SERP	-	-	-	-	-
John W. Slawson	SERP	-	-	-	-	-

(1)

Participant contributions to the SERP are matched by the Company at the discretion of the Board of Directors and included in the "All Other Compensation" column in the Summary Compensation Table above.

(2)

Earnings on the SERP are determined by investment choices made by the SERP participants from options determined by the Company. The investment choices consist of specified mutual funds (primarily those offered by Fidelity Investments).

The Supplemental Executive Retirement Plan (the "SERP")

The SERP is a non-qualified defined contribution plan administered by the Human Resources and Compensation Committee that allows eligible participants to defer compensation and incentive amounts and provides for discretionary matching and profit-sharing type contributions by the Company. The SERP is operated much like the Company's 401(k) plan, but participation is limited to a select group of employees determined by the Board of Directors. The SERP is a funded plan, however, the participants are merely general creditors of the Company. The SERP's assets are subject to other creditors of the Company in some circumstances.

The SERP allows participants to defer up to 25% of their base salary and up to 50% of their cash bonuses each year. At the beginning of each plan year, the Human Resources and Compensation Committee may elect to match all or a specified portion of each participant's contribution for that year. The Human Resources and Compensation Committee will generally provide that each participant will receive a matching contribution equal to the matching contribution that the participant would have received under the Company's 401(k) plan but for limitations imposed by the Internal Revenue Code. In addition, the Human Resources and Compensation Committee may, in its discretion, make an additional matching contribution and/or a profit-sharing type contribution to the SERP each year.

Contributions to the SERP are transferred to an irrevocable rabbi trust where each participant has a bookkeeping account in his name. Earnings on each participant's SERP balance are determined by the investment election of the participants. The investment options available to participants consist primarily of mutual funds offered by Fidelity Investments.

All participants are always fully vested in their elective deferrals, and such deferrals will be distributed upon termination of employment, death, disability, or a change in control of the Company. Amounts are also distributable upon an unforeseeable emergency. Matching and profit-sharing contributions contributed by the Company will vest at a rate of 20% per year over a five-year period and may be distributed upon the later of attainment of age 60 and termination of employment, or upon earlier death, disability, or change in control of the Company. Any unvested matching or profit-sharing contributions will become fully vested if a participant retires upon reaching age 60, dies, or becomes disabled. Matching contributions and profit-sharing contributions may be forfeited if the participant enters into competition with the Company, divulges confidential information about the Company, or induces Company employees to leave their employment to compete with the Company.

Distributions from the SERP may be made in a lump sum or in an installment plan not to exceed 10 years (at the election of the participant).

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to the Company's named executives upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the triggering event took place on December 30, 2016. The closing market price of Spartan Motors common stock was $9.25 as of December 30, 2016. The benefits listed below would be payable in a lump sum to the executive, except for severance, which would be payable ratably over an 18 month period for Daryl M. Adams and over a 12 month period for all other executives, and payments related to the SERP plan which would be payable according to the terms of the plan.

Triggering Event and Payments/Benefits

	Change in Control	Death or Disability	Retirement	Without Cause (5)
Daryl M. Adams
Early vesting of restricted stock (1)	$1,761,394	$1,761,394	$-	$-
Severance (2)	2,322,000	-	-	645,000
Pro-rated bonus (3)	-	992,616	-	-
SERP Plan (4)	-	-	-	-
Total	$4,083,394	$2,754,010	$-	$645,000

Frederick J. Sohm
Early vesting of restricted stock (1)	$809,838	$809,838	$-	$-
Severance (2)	480,000	-	-	300,000
Pro-rated bonus (3)	-	325,385	-	-
SERP Plan (4)	15,061	15,061	15,061	15,061
Total	$1,304,899	$1,150,284	$15,061	$315,061

John A. Forbes
Early vesting of restricted stock (1)	$316,729	$316,729	$-	$-
Severance (2)	386,630	-	-	241,644
Pro-rated bonus (3)	-	288,096	-	-
SERP Plan (4)	-	-	-	-
Total	$703,359	$604,825	$-	$241,644

Thomas C. Schultz
Early vesting of restricted stock (1)	$646,446	$646,446	$-	$-
Severance (2)	448,000	-	-	280,000
Pro-rated bonus (3)	-	313,890	-	-
SERP Plan (4)	-	-	-	-
Total	$1,195,753	$960,336	$-	$280,000

John W. Slawson
Early vesting of restricted stock (1)	$838,901	$838,901	$-	$-
Severance (2)	400,000	-	-	250,000
Pro-rated bonus (3)	-	300,000	-	-
SERP Plan (4)	-	-	-	-
Total	$1,363,901	$1,138,901	$-	$250,000

(1)

Under all existing stock incentive plans, upon a change in control of the Company, as that term is defined in the plans, all of the named executive officers' outstanding equity awards become immediately and fully vested and nonforfeitable. A participant's shares of restricted stock will also become immediately vested upon death or disability. Under the 2012 Stock Incentive Plan or the 2007 Stock Incentive Plan, shares of restricted stock will also become immediately vested upon the participant becoming retirement-eligible.

(2)

In accordance with the LTC Plan as adopted in February, 2016, in the event of the executive officer’s termination following a change in control (as defined by the LTC Plan), Mr. Adams is entitled to severance payments totaling two years base salary and target bonus and the remaining executive officers are entitled to severance payments totaling 12 months base salary and target bonus.

(3)

In accordance with the LTC Plan adopted in February, 2016, in the event of the executive officer’s death, disability or retirement (upon reaching either age 62 or age 60 with 10 years of service), the executive officers are entitled to a pro-rated portion of their annual incentive bonus for the year in which the event occurs.

(4)	Amounts reflect accumulated balance, earnings to date on the balance, and registrant contributions for the SERP.

(5)

Amounts reported in this column reflect severance payments the Company would expect to make to the named executive upon any termination of employment without cause. Messrs. Adams, Sohm, Schultz and Slawson are contractually entitled to one year's base salary upon termination of employment without cause, and Mr. Forbes is contractually entitled to six months' base salary upon termination of employment without cause, however, as a matter of practice, the Company generally does make severance payments equal to one year's base salary to executive officers upon termination of employment without cause.

Compensation of Directors

Compensation for the Board of Directors is established by the full Board based on input from external compensation experts. The following table provides information concerning the compensation of directors for Spartan's last completed fiscal year.

Director Compensation

Name (1)(2)	Fees Earned or Paid in Cash (3) ($)	Stock Awards (4) ($)	Total ($)

Hugh W. Sloan, Jr.	$107,000	$95,574	$202,574
Richard F. Dauch	69,692	47,787	117,479
Ronald Harbour	72,192	47,787	119,979
Richard R. Current	71,000	47,787	118,787
Andrew M. Rooke	62,192	47,787	109,979
James C. Orchard	61,000	47,787	108,787
James A. Sharman	50,692	47,787	98,479

 _____________________

(1)	Mr. Adams received no additional compensation for his service as a director. All compensation paid to Mr. Adams is reported in the Summary Compensation Table above.

(2)

As of December 31, 2016, each director had outstanding the following aggregate number of (a) unvested stock awards and (b) options to purchase or SAR awards (all of which are vested) with respect to the following number of shares:

Name	Outstanding Stock Awards - # of shares	Outstanding Option/SAR Awards - # of shares

Hugh W. Sloan, Jr.	-	3,900
Richard F. Dauch	11,917	-
Ronald Harbour	11,917	-
Richard R. Current	-	-
Andrew M. Rooke	11,917	-
James C. Orchard	-	-
James A. Sharman	11,917	-

(3)	Includes dividends paid on unvested restricted stock.

(4)

Amounts shown in this column represent the aggregate grant date fair value of the stock awards granted during 2016. The fair values were determined in accordance with the FASB ASC Topic 718, "Stock Compensation." For information regarding valuation assumptions, see Note 12 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2016.

In 2016 each non-employee director other than the Chairman of the Board received an annual retainer of $46,000. The Chairman of the Board receives an annual retainer of $92,000. Each of the chairs of the Human Resources and Compensation Committee and the Audit Committee received an additional annual fee of $10,000 while the chair of the Corporate Governance and Nominating Committee received an additional annual fee of $7,500. For 2016 each non-employee director received additional compensation of $15,000 in recognition of additional time and effort related to the Smeal acquisition. For 2017, each non-employee director other than the Chairman of the Board will receive an annual retainer of $50,000, with the Chairman of the Board receiving an annual retainer of $100,000.

In 2016, each non-employee director other than the Chairman of the Board received a grant of 11,917 shares of restricted stock on March 30, 2016. The Chairman of the Board received a grant of 23,834 shares of restricted stock on March 30, 2016. Such grants were made under the Stock Incentive Plan of 2012. The restricted stock has a vesting period of one year, except for Messrs. Sloan, Current, and Orchard, whose restricted stock grants on March 30, 2016 were immediately vested due to their eligibility for retirement on the grant date. For 2017, each non-employee director received a grant of shares equal in value to $75,914 at the grant date, except for the Chairman of the Board who received a grant of shares equal in value to $151,829 at the grant date.

When a non-employee director retires, all restricted stock granted under the 2012 Stock Incentive Plan or the 2007 Stock Incentive Plan will vest in accordance with the award terms and the director's ownership of the restricted stock will not be affected by the retirement. Retirement occurs when a director completes a term for which he or she was elected and either (i) the director is not re-elected by shareholders for a subsequent term, or (ii) the director declines to stand for re-election and such director is 62 years of age or 60 years of age with at least 10 years of service with the Company. The Human Resources and Compensation Committee has certain discretion in applying an appropriate retirement age or establishing other factors as may be set forth in the award agreement or other grant document with respect to a director, participant, or a particular incentive award.

Directors are also eligible to participate in the Spartan Motors, Inc. Directors' Stock Purchase Plan. This plan provides that non-employee directors of Spartan Motors may elect to receive at least 25% and up to 100% of their "director's fees" in the form of Spartan Motors common stock. The term "director's fees" means the amount of income payable to a non-employee director for his or her service as a director of Spartan Motors, including payments for attendance at meetings of Spartan Motors' Board of Directors or meetings of committees of the Board, and any retainer fee paid to such persons as members of the Board. A non-employee director who elects to receive Spartan Motors common stock in lieu of some or all of his or her director's fees will, on or shortly after each "applicable date," receive a number of shares of common stock (rounded down to the nearest whole share) determined by dividing (1) the dollar amount of the director's fees payable to him or her on the applicable date that he or she has elected to receive in common stock by (2) the market value of common stock on the applicable date. The term "applicable date" means any date on which a director's fee is payable to the participant. To date, no shares have been issued under this plan.

The Board of Directors believes it is important for each Director to acquire and maintain a meaningful ownership position in the Company's stock to directly align the Director's interest with those of the shareholders. Each member of the Company's Board of Directors is expected, over a five year period, to acquire and maintain ownership of the Company's common stock with an aggregate market value of at least five times his or her annual retainer.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the information provided under the heading "Compensation Discussion and Analysis." Based on this review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Spartan's annual report on Form 10-K and in this Proxy Statement.

Respectfully submitted,

Ronald Harbour, Chairman

Richard F. Dauch

James C. Orchard

Human Resources and Compensation Committee Interlocks and Insider Participation

Messrs. Harbour (Chair), Dauch, and Orchard served as members of the Human Resources and Compensation Committee during 2016. None of these members of the Human Resources and Compensation Committee were, during 2016, an officer or employee of Spartan Motors or formerly an officer of Spartan Motors. Except for Mr. Forbes, who served as a member of the Compensation Committee of Patrick Industries, Inc., none of Spartan's executive officers served as a member of a Compensation Committee (or Board committee performing a similar function) for another entity.

Transactions with Related Persons

The Code of Ethics and Compliance, available for viewing at the Company's website at www.spartanmotors.com, requires all officers and employees who may have a potential or apparent conflict of interest to immediately notify the Compliance Officer and requires all directors who may have a potential or apparent conflict of interest to immediately notify the remaining members of the Board of Directors. The Company expects its directors, officers and employees to act and make decisions that are in the Company's best interests and encourage them to avoid situations which present a conflict between the Company's interests and their own personal interests. The directors, officers and employees are prohibited from taking any action that makes it difficult to perform his or her Company work objectively and effectively, or that cloud or interfere with that person's judgment in the course of his or her job for the Company.

Additionally, it is the Company's policy that the Audit Committee of the Board of Directors reviews all material transactions with any related person as identified by management. Generally speaking, a "related" person is a director, executive officer, or affiliate of the Company, or a family member of a director, executive officer, or affiliate of the Company. To identify related person transactions, each year the Company requires its directors and executive officers to complete questionnaires identifying any transactions with the Company in which the officer or director or their family members have an interest. Additionally, material undertakings by the Company are reviewed by management, with a view, in part, to identify if a related person is involved. A "related person transaction" is any transaction involving more than $120,000 in which the Company participates and a "related" person has a direct or indirect material interest. The Audit Committee intends to approve only those related person transactions that are in the best interests of the Company and its shareholders (or not inconsistent with the best interests of the Company or its shareholders).

Proposal: Amendment to Articles of Incorporation to Increase Authorized Shares of Common Stock

The Board of Directors proposes to amend Article III of the Spartan Motors, Inc. Articles of Incorporation to increase the Company's authorized capital stock from 42,000,000 shares, of which 40,000,000 are shares of common stock, $0.01 par value per share ("Common Stock"), to 82,000,000 shares, of which 80,000,000 would be shares of Common Stock. The purpose of the amendment is to provide additional shares of Common Stock for possible future issuance.

     As of March 27, 2017, there were 34,367,241 shares of Common Stock issued and outstanding and 3,622,229 shares of Common Stock reserved for issuance pursuant to our equity compensation plans.

The Board of Directors believes it is advisable to have additional authorized shares of Common Stock available to give Spartan the ability to react quickly to opportunities. Although the Board has no present plans or commitments for the issuance of any of the additional shares that would be authorized upon approval of this amendment, such shares would be available for equity incentive plans, possible future stock splits and dividends, public or private offerings of Common Stock or securities convertible into Common Stock, equity-based acquisitions, and other corporate purposes that might be proposed. If our authorized capital stock is not increased, as of March 27, 2017, we would have fewer than 2,000,000 shares available for such uses.

All of the additional shares resulting from the increase in our authorized Common Stock would be of the same class with the same dividend, voting, and liquidation rights as the shares of Common Stock presently outstanding. Our authorized capital stock also includes, and will continue to include without increase, 2,000,000 shares of preferred stock, none of which is currently outstanding. Shareholders have no preemptive rights to acquire shares we may issue in the future, and shareholders would not acquire preemptive rights with respect to additional shares under the proposed amendment to our Articles of Incorporation. Under some circumstances, the issuance of additional shares of Common Stock could dilute the voting rights, equity, and earnings per share of existing shareholders.

If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance by us without further shareholder authorization.

Although the Board of Directors has no present intention of issuing any additional shares of Common Stock as an anti-takeover measure, the proposed increase in authorized but unissued Common Stock could be considered an anti-takeover measure because the additional authorized shares could be used by the Board of Directors to make a change in control of Spartan more difficult.

The first paragraph of Article III of the Articles of Incorporation, as amended, would read as follows (changed text is underlined):

"The total number of shares of which the corporation shall have the authority to issue is eighty two million (82,000,000), divided into two classes, as follows:

(1) Eighty million (80,000,000) shares of common stock of the par value of One Cent ($.01), which shall be called "Common Stock;" and

(2) Two million (2,000,000) shares of preferred stock, having no par value, which shall be called "Preferred Stock."

The affirmative vote of holders of a majority of outstanding shares entitled to vote at the annual meeting of shareholders is required to approve the proposed amendment to our Articles of Incorporation.

Your Board of Directors recommends that you vote FOR the approval of the amendment to our Articles of Incorporation.

Proposal: Advisory Vote on Executive Compensation

Our "Compensation Discussion and Analysis" above describes, among other things, our executive compensation policies and practices. Federal law requires that our shareholders be given the opportunity to express their approval of the compensation of our executives, as disclosed in this Proxy Statement. Under the federal law that requires this vote, the shareholder vote is not binding on our Board of Directors or the Company and may not be construed as overruling any decision made by our Board or the Company or as creating or implying any change in the fiduciary duties owed by our Board. However, our Board of Directors values the views of shareholders and intends to take the outcome of this shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the annual meeting of shareholders, our shareholders will be given the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executives as disclosed in this Proxy Statement under "Executive Compensation – Compensation Discussion and Analysis," the compensation tables, and the narrative discussion following the compensation tables. This vote proposal is commonly known as a "say-on-pay" proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program. This vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under "Executive Compensation" above.

The Company evaluates the compensation of its executives at least once each year to assess whether our compensation policies and programs are achieving their primary objectives and are competitive with other companies in our industry. Based on its most recent evaluation, our Board of Directors believes our executive compensation programs achieve these objectives, including aligning the interests of our management with those of our shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, we believe shareholders should consider the following:

●

Independent Compensation Committee. All members of our Human Resources and Compensation Committee are independent directors. Meetings of this committee include executive sessions in which management is not present.

●

Base Salaries. Our Human Resources and Compensation Committee intends to set our executive officers' base salaries at median market rates for comparable companies. Total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives. The Company believes that this structure allows its executives the opportunity to receive overall compensation that is above median market rates, provided that performance objectives are met or exceeded.

●

Restricted Stock Grants. A significant percentage of our executives' compensation is paid in the form of restricted stock that generally vests over a three-year period. We believe these stock awards help align the executives' interests with longer term shareholder returns and also serve to help retain the services of executives.

For these reasons, our Board of Directors recommends that you vote FOR the adoption of the following resolution:

"RESOLVED, that the shareholders of Spartan Motors, Inc. approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion set forth in the Company's Proxy Statement for its 2017 Annual Meeting of Shareholders."

Proposal: Frequency of Future Shareholder Advisory Votes on Executive Compensation

Under federal law, our shareholders are to be given the opportunity to express their preference for whether the shareholder advisory vote on our executive compensation should take place every year, every two years, or every three years.  This shareholder vote is not binding on our Board of Directors or the Company and may not be construed as overruling any decision made by our Board or the Company or as creating or implying any change in the fiduciary duties owed by our Board. However, our Board of Directors values the views of shareholders and intends to take the outcome of this shareholder advisory vote into consideration when determining how often the shareholder advisory vote on executive compensation will take place.

After careful consideration, our Board of Directors believes that conducting the shareholder advisory vote on executive compensation every year is appropriate for the Company and its shareholders at this time.  In reaching its recommendation, our Board considered that an annual advisory vote allows the most frequent input from our shareholders.  However, you will be given the option to specify a preference that the shareholder advisory vote take place every one, two, or three years. For purposes of determining the preference of our shareholders on this matter, we will consider the choice (either once every one, two, or three years) that receives the most votes as the preference of our shareholders.

After the annual meeting of shareholders, the Company will disclose both the results of this vote and the Board's decision regarding how frequently the shareholder advisory vote on executive compensation will take place in the future.  In making such decision, the Board is not required to abide by the outcome of this shareholder advisory vote. However, the Board of Directors intends to consider the decision made by our shareholders on this matter when determining the frequency of future advisory votes on executive compensation.

Before voting on this issue, we encourage you to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under "Executive Compensation" above.

This shareholder advisory vote on the frequency of future executive compensation votes will be held at least once every six years.

Your Board of Directors recommends that you vote FOR the approval of the Board's recommendation to hold the shareholder advisory vote on executive compensation every year.

Audit Committee Report

The Audit Committee reviews and supervises on behalf of the Board of Directors Spartan Motors' procedures for recording and reporting the financial results of its operations. Spartan Motors' management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. As part of its supervisory duties, the Audit Committee has reviewed Spartan Motors' audited financial statements for the year ended December 31, 2016, and has discussed those financial statements with Spartan Motors' management.

The Audit Committee has also discussed with Spartan Motors' independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, the judgments of the independent registered public accounting firm concerning the quality, not just the acceptability, of Spartan Motors' accounting principles and such other matters that are required under applicable rules, regulations, U.S. generally accepted accounting principles and the standards of the Public Company Accounting Standards Oversight Board (United States) (PCAOB).

In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by the PCAOB and has discussed their independence from Spartan Motors and Spartan Motors' management with them, including a consideration of the compatibility of non-audit services with their independence.

After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Spartan Motors' Board of Directors that the audited financial statements for the year ended December 31, 2016 be included in Spartan Motors' annual report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted,

Richard R. Current, Chairman

Andrew M. Rooke

James A. Sharman

Proposal: Ratification of Appointment of Independent Auditors

Proposal to Ratify Appointment of BDO USA, LLP as Spartan Motors' Independent Auditors for the Current Fiscal Year

Subject to the ratification of shareholders, Spartan Motors' Audit Committee has appointed BDO USA, LLP as the Company’s independent registered public accounting firm for its 2017 fiscal year. Representatives of BDO USA, LLP are expected to participate in the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Your Board of Directors recommends that you vote FOR ratification of the appointment of BDO USA, LLP.

BDO USA, LLP's Fees

All fees paid to BDO USA, LLP for services performed in 2016 and 2015, were approved pursuant to Spartan Motors' Audit Committee Pre-Approval Policy described above under "Audit Committee" on page 12. A summary of the fees billed by BDO USA, LLP for each of the last two calendar years follows.

	2016	2015

Audit Fees(1)	$379,976	$374,758
Audit-Related Fees(2)	66,224	76,892
Tax Fees(3)	149,237	112,664
All Other Fees(4)	28,923	192,878

(1)

Represents the aggregate fees billed for professional services rendered by the principal accountant for the audit of the Company's annual financial statements, review of financial statements included in the Company's Form 10-Q, and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

Represents the aggregate fees billed by the principal accountant for completion of the employee benefit plan audit and general accounting consultations and services that are reasonably related to the annual audit.

(3)	Represents the aggregate fees for professional services rendered by the principal accountant for tax compliance.

(4)	Represents the aggregate fees for professional services rendered by the principal accountant for legal entity reorganization in 2015 and 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Motors' directors, executive officers, and persons who beneficially own more than 10% of the outstanding shares of common stock to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Based solely on the Company's review of such reports filed with the Securities and Exchange Commission and written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2016 fiscal year, the Company believes that its directors and executive officers complied with all applicable Section 16(a) filing requirements during 2016, except as follows: the Form 4s to report the Company's equity awards to the directors and executive officers on March 30, 2016 were filed one trading day late; two Form 4s to report stock purchases were filed late for each of Mr. Slawson and Mr. Guillaume; and a Form 4 to report a stock withholding to cover taxes payable by Mr. Forbes was filed late.

Shareholder Proposals

Shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2018 and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by Spartan Motors for consideration not later than December 13, 2017 to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2018 must be received by Spartan Motors not later than December 13, 2017 or they will be considered untimely.

Solicitation of Proxies

We will initially solicit proxies by mail. In addition, directors, officers, and employees of Spartan Motors and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries that may mail materials to or otherwise communicate with the beneficial owners of shares held by them. Spartan Motors will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees, or other nominees for forwarding proxy material to beneficial owners.

Important Notice Regarding Delivery of Shareholder Documents.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the Annual Meeting. Shareholders may request a paper copy of this Proxy Statement and the 2016 Annual Report to Shareholders by:

Internet: www.proxyvote.com

Telephone: 1-800-579-1639

E-mail: sendmaterial@proxyvote.com

Form 10-K Report Available.

Spartan Motors' annual report to the Securities and Exchange Commission on Form 10-K, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Mr. Kivell at the address above. In addition, Spartan Motors' annual report to the Securities and Exchange Commission on Form 10-K is available on Spartan Motors' website at www.spartanmotors.com in the "Investor Relations" section.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas T. Kivell

Secretary

Charlotte, Michigan

April 13, 2017

SPARTAN MOTORS, INC.
ATTN: JOHN BOBER
1541 REYNOLDS ROAD
CHARLOTTE, MI 48813

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/SPAR17**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E26521-P89101 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

SPARTAN MOTORS, INC.

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Vote on the election of two directors, Mr. Rooke to a three-year term expiring in 2020 and Mr. Current to a one-year term expiring in 2018; | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________

**Nominees**

01) Andrew M. Rooke
02) Richard R. Current

| **The Board of Directors recommends you vote 1 year on the following proposal:** | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| 5. Participate in an advisory vote to decide how frequently our shareholders will participate in an advisory vote to approve the compensation of our executives; and | ☐ | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.2

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice & Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

E26522-P89101

**SPARTAN MOTORS, INC.**
**Annual Meeting of Shareholders**
**May 24, 2017 10:00 AM**
**This proxy is solicited by the Board of Directors**

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of Spartan Motors, Inc. to be held at 10:00 A.M., EDT, live via the internet at www.virtualshareholdermeeting.com/SPAR17, on May 24, 2017 and hereby appoints Daryl M. Adams and Frederick J. Sohm, and each of them, proxies of the undersigned, each with full power of substitution, to vote all shares of common stock of Spartan Motors, Inc. held of record by the undersigned as of March 27, 2017 at such Annual Meeting, and at any adjournment thereof, for the purposes of acting upon the proposals referred to on the reverse side, and of acting in their discretion upon such other matters as may come before the meeting.

**You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. If this Proxy is properly executed, the shares will be voted as specified. Where a vote is not specified, the proxies will vote the shares presented by this Proxy FOR the election of all nominees listed for directors, FOR the increase of common stock, FOR the ratification of the independent auditors, FOR the approval of the compensation of our named executive officers and 3 YEARS for the frequency of an advisory vote to approve the compensation of our executives. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting. The proxies cannot vote these shares unless you sign and return this card.**

**Continued and to be signed on reverse side**

V.1.2